Exhibit 99.1

FOR IMMEDIATE RELEASE
BROWN-FORMAN REPORTS 32% INCREASE IN EARNINGS PER SHARE FOR ITS FISCAL 2011 THIRD QUARTER; RAISES GUIDANCE FOR FISCAL 2011

Louisville, KY, March 8, 2011 – On net sales of $962 million, Brown-Forman grew diluted earnings per share 32% to $0.96 and reported operating income 30% to $226 million for its third quarter ended January 31, 2011.  For the first nine months of the fiscal year, diluted earnings per share increased 10% to $2.77 while reported operating income grew 7% to $633 million, on net sales of $2.6 billion.  Underlying1 operating income grew 11% in the third quarter and increased 4% for the first nine months of fiscal 2011.  The company raised its fiscal 2011 earnings per share guidance range to $3.35 to $3.45, excluding a projected $0.20 to $0.30 gain on the sale of Fetzer Vineyards.

Paul Varga, the company’s chief executive officer stated, “We continue to be pleased with our broad-based growth encompassing both developed and emerging international markets.  Led by strong performances of the Jack Daniel’s Family of Brands and el Jimador, our third quarter results showed an acceleration of growth over the first half.  We also were encouraged by the improving top line results in the United States.  Based on our strong third quarter, and better than anticipated first nine months, we have raised our full year guidance.”

During its fiscal 2011 third quarter, Brown-Forman grew reported net sales 12% and increased underlying net sales 7%.  The company posted 13% growth in reported gross profit; underlying gross profit increased 7%.  For the first nine months of fiscal 2011, reported net sales and gross profit both grew 5% while underlying net sales and underlying gross profit both grew 4%.  Brown-Forman’s growth in net sales and gross profit year-to-date has been led by strong performances in numerous markets around the world including Australia, the U.K., Mexico, Turkey, Germany, France, and Brazil, which more than offset soft performances in the U.S. and Russia, the latter of which experienced disruption due to a route-to-market change earlier this fiscal year.  Encouragingly, recent trends in the U.S. showed signs of improvement.  Globally, the Jack Daniel’s Family of Brands grew reported and constant currency net sales 9% for the nine month period.  The el Jimador family grew reported net sales 18% and constant currency net sales 13% for the first nine months of fiscal 2011.  Woodford Reserve and Sonoma-Cutrer both posted double-digit net sales gains for the nine month period.  For the fourth quarter of fiscal 2011, Brown-Forman expects to continue to benefit from broad-based underlying sales growth and its solid underlying gross profit growth through its portfolio development, geographic expansion, and innovation.  The company expects these growth rates to reflect year-to-date trends rather than a continuation of the fiscal third quarter performance, which were helped by some retail inventory increases.

Brown-Forman continued to invest in the business for the three months and year-to-date periods ended January 31, 2011, increasing reported total operating expenses2 by 7% and 6% respectfully.  The company increased reported and underlying advertising expenses 5% in the third quarter and 3% for the first nine months of fiscal 2011.  The company continued to optimize its brand-building mix while also continuing to invest in innovation.  Jack Daniel’s Tennessee Whiskey spirit-based ready-to-drink brands, Jack & Cola, Jack & Ginger, and Jack & Diet Cola, are shipping now in the U.S.  Jack Daniel’s Tennessee Honey, the namesake whiskey blended with a proprietary honey liqueur, is targeted to be released to the U.S. market in April.  The ready-to-drink extensions are intended to provide a convenient package for consumers desiring a mixed cocktail and the honey expression targets consumers’ growing interest in flavored whiskey.  Planned innovations for Southern Comfort include a revamped marketing campaign that combines new media and traditional advertising with fresh creative.  Additionally, a new package for Finlandia vodka is launching globally over the next several months.  Brown-Forman believes its mix of brand investments has contributed to its acceleration in sales growth while positioning its portfolio well for long-term development.

The company’s reported and underlying selling, general, and administrative expenses increased 8% in the third quarter.  For the nine month period, selling, general, and administrative expenses were up 9% on a reported basis and increased 8% on an underlying basis.  During the third quarter, Brown-Forman recognized an incremental $5 million of pension expense (an incremental $14 million for the first nine months of fiscal 2011) compared to the same period last year, driven by a reduction in the discount rate.  This incremental pension expense is expected to recur in the fourth quarter.  For the fourth quarter, Brown-Forman expects selling, general, and administrative expenses to moderate significantly as compared to the first nine months.  The company continues to believe underlying operating income will grow in the mid-single digits for the full fiscal year.

Brown-Forman’s industry-leading return on average invested capital3 improved more than 100 basis points to over 18% when compared to January 31, 2010.  The company continued to operate with a strong balance sheet supported by robust cash flows from operations.  As part of an authorization that expired on December 1, 2010, Brown-Forman purchased a combined total of $117 million Class A and Class B common stock for an average price of approximately $60 per share in this fiscal year.  On December 13, 2010, the company completed the sale of $250 million in aggregate principal amount of 2.5% notes that will mature in January 2016.

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1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the third quarter and first nine months of fiscal 2011, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.

2 Total operating expenses is advertising expenses plus selling, general, and administrative expenses

3 Return on average invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital.  Invested capital equals assets less liabilities, excluding interest-bearing debt.

During the third quarter, Brown-Forman paid a regular quarterly cash dividend of $0.32 per share on Class A and Class B common stock and an additional special cash dividend of $1.00 per share on Class A and Class B common stock.  On January 27, 2011, Brown-Forman’s Board of Directors approved a regular quarterly cash dividend of $0.32 per share on Class A and Class B common stock.  Stockholders of record on March 9, 2011 will receive the cash dividend on April 1, 2011.  Brown-Forman has paid regular quarterly cash dividends for 65 consecutive years and increased them for the last 27 years.

On March 1, 2011, Brown-Forman announced that the company completed a strategic review of certain wine assets and agreed to sell Fetzer Vineyards and other Hopland, California-based wine assets to Viña Concha y Toro for $238 million.  The sale of Fetzer Vineyards is expected to close in April 2011 and the gain on sale is projected to be in the range of $0.20 - $0.30 per share.  The transaction is subject to regulatory clearance in the U.S. and customary closing conditions.

Full-Year Outlook

Brown-Forman raised its fiscal 2011 full-year earnings outlook to a range of $3.35 to $3.45 per share, excluding the estimated gain on the sale of Fetzer Vineyards of $0.20 to $0.30 per share. The new guidance range includes expectations of continued underlying net sales trends, current foreign exchange spot rates, an anticipated lower effective tax rate, as well as continued underlying advertising investments, and a moderation of selling, general and administrative expenses.  Brown-Forman continues to anticipate underlying operating income growth in the mid-single digits for its fiscal 2011.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 44543235.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For over 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

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Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
continuing or additional pressure on economic conditions in major markets or political, financial, or equity market turmoil (and related credit and capital market instability and  illiquidity); high unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.

•
successful development and implementation of effective business and brand strategies and innovations, including distribution, marketing, promotional activity, favorable trade and consumer reaction to our product line extensions, formulation, and packaging changes

•	competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities
•
prolonged continuation or acceleration of the declines in consumer confidence or spending, whether related to economic conditions (such as austerity measures or tax increases), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, tariffs,  or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•	trade or consumer resistance to price increases in our products
•	tighter governmental restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion; regulatory compliance costs
•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns and discount rates related to pension assets, higher interest rates, or significant fluctuations in inflation rates; deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior and our ability to anticipate and respond to them, including reduction of bar, restaurant, hotel or other on-premise business; shifts to discount store purchases or shifts away from premium-priced products; other price-sensitive consumer behavior; or reductions in travel

•
distribution arrangement and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs

•	adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
•
lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or for those of third parties), sales mix shift toward lower priced or lower margin skus, or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures

•
climate changes, agricultural uncertainties, environmental calamities, our suppliers’ financial hardships or other factors that affect the  availability, price, or quality of grapes, agave, grain, glass, energy, closures, plastic, or wood

•	negative publicity related to our company, brands, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from litigation or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

•	impairment in the recorded value of any assets, including receivables, inventory, fixed assets, goodwill or other intangibles

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Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$861.7	$962.4	12%
Excise taxes	224.3	254.4	13%
Cost of sales	226.5	244.5	8%
Gross profit	410.9	463.5	13%
Advertising expenses	92.0	96.8	5%
Selling, general, and administrative expenses	131.5	142.3	8%
Amortization expense	1.3	1.3
Other expense (income), net	12.2	(2.4)
Operating income	173.9	225.5	30%
Interest expense, net	7.1	6.9
Income before income taxes	166.8	218.6	31%
Income taxes	58.9	77.9
Net income	$107.9	$140.7	30%

Earnings per share:
Basic	$0.73	$0.97	32%
Diluted	$0.73	$0.96	32%

Gross margin	47.7%	48.2%
Operating margin	20.2%	23.4%

Effective tax rate	35.3%	35.6%

Cash dividends paid per common share:
Regular quarterly cash dividend	$0.300	$0.320
Special cash dividend	--	$1.000
Total	$0.300	$1.320

Shares (in thousands) used in the
calculation of earnings per share:
Basic	146,758	145,061
Diluted	147,542	146,040

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Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2010 and 2011
(Dollars in millions, except per share amounts)

	2010	2011	Change

Net sales	$2,492.5	$2,613.0	5%
Excise taxes	585.5	637.2	9%
Cost of sales	673.0	674.7	0%
Gross profit	1,234.0	1,301.1	5%
Advertising expenses	260.2	266.7	3%
Selling, general, and administrative expenses	373.7	407.2	9%
Amortization expense	3.8	3.8
Other expense (income), net	4.8	(9.7)
Operating income	591.5	633.1	7%
Interest expense, net	21.7	19.2
Income before income taxes	569.8	613.9	8%
Income taxes	193.3	207.8
Net income	$376.5	$406.1	8%

Earnings per share:
Basic	$2.54	$2.78	10%
Diluted	$2.53	$2.77	10%

Gross margin	49.5%	49.8%
Operating margin	23.7%	24.2%

Effective tax rate	33.9%	33.8%

Cash dividends paid per common share:
Regular quarterly cash dividends	$0.875	$0.920
Special cash dividend	--	$1.000
Total	$0.875	$1.920

Shares (in thousands) used in the
calculation of earnings per share:
Basic	148,162	145,787
Diluted	148,880	146,670

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Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	January 31,
	2010	2011
Assets:
Cash and cash equivalents	$231.6	$278.6
Accounts receivable, net	418.0	530.3
Inventories	650.6	677.0
Other current assets	226.3	200.8
Total current assets	1,526.5	1,686.7

Property, plant, and equipment, net	467.8	450.4
Goodwill	666.5	667.8
Other intangible assets	669.6	667.3
Other assets	52.6	50.7
Total assets	$3,383.0	$3,522.9

Liabilities:
Accounts payable and accrued expenses	$342.4	$371.9
Dividends payable	--	46.4
Short-term borrowings	187.5	0.1
Other current liabilities	15.7	19.2
Total current liabilities	545.6	437.6

Long-term debt	507.9	756.7
Deferred tax liabilities	82.2	153.2
Accrued postretirement benefits	283.4	235.3
Other liabilities	68.9	66.4
Total liabilities	1,488.0	1,649.2

Stockholders’ equity	1,895.0	1,873.7

Total liabilities and stockholders’ equity	$3,383.0	$3,522.9

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Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2010 and 2011
(Dollars in millions)

	2010	2011

Cash provided by operating activities	$424.5	$399.5

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	--	12.1
Additions to property, plant, and equipment	(17.2)	(26.5)
Other	(2.2)	(2.4)
Cash used for investing activities	(19.4)	(16.8)

Cash flows from financing activities:
Net (repayment) issuance of debt	(233.0)	59.0
Acquisition of treasury stock	(157.5)	(118.3)
Dividends paid	(129.8)	(279.5)
Other	(0.8)	0.4
Cash used for financing activities	(521.1)	(338.4)

Effect of exchange rate changes
on cash and cash equivalents	17.6	2.7

Net (decrease) increase in cash and cash equivalents	(98.4)	47.0

Cash and cash equivalents, beginning of period	340.1	231.6

Cash and cash equivalents, end of period	$241.7	$278.6

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Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2011	January 31, 2011	April 30, 2010

Reported change in net sales	12%	5%	1%
Estimated net change in distributor inventories	(3%)	-	(1%)
Impact of foreign currencies	(2%)	(1%)	-
Discontinued brands	-	-	1%

Underlying change in net sales	7%	4%	1%

Reported change in gross profit	13%	5%	2%
Impact of foreign currencies	(3%)	(1%)	1%
Estimated net change in distributor inventories	(3%)	-	(1%)
Non-cash agave charge (FY2009)	-	-	(1%)

Underlying change in gross profit	7%	4%	1%

Reported change in advertising	5%	3%	(9%)
Impact of foreign currencies	-	-	(1%)
Discontinued brands	-	-	1%

Underlying change in advertising	5%	3%	(9%)

Reported change in SG&A	8%	9%	(1%)
Changes in route-to-market	-	(1%)	-
Impact of foreign currencies	-	-	-
Reduction in workforce	-	-	2%

Underlying change in SG&A	8%	8%	1%

Reported change in operating income	30%	7%	7%
Impairment charge	(7%)	(2%)	2%
Estimated net change in distributor inventories	(7%)	(1%)	(2%)
Impact of foreign currencies	(5%)	(1%)	1%
Changes in route-to-market	-	1%	-
Non-cash agave charge (FY2009)	-	-	(4%)
Reduction in workforce	-	-	(2%)
Discontinued brands	-	-	4%

Underlying change in operating income	11%	4%	6%

Notes:
Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has historically translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  The company believes that excluding the prior incremental net contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in the tequila or any other business that includes the growth and harvesting of raw materials, Brown-Forman believes that the magnitude of this item distorts the underlying trends of the business.  Therefore, the company believes that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Changes in route-to-market – Refers to start-up related expenses associated with the changes to the company’s distribution structure in Germany, Brazil, Canada, and Russia.  The company believes that excluding these costs allows both management and investors to understand better Brown-Forman’s growth trends.

Reduction in workforce – Refers to the $12 million of charges associated with the reduction in global workforce, including the early retirement program, during April 2009.  Brown-Forman believes that excluding those costs provides investors a better understanding of the company’s cost base.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

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Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Nine Months Ended January 31, 2011

	% Change vs. YTD FY2010
	Depletions4		Net Sales5
Brand	9-Liter	Equivalent Conversion6	Reported	Constant Currency
Jack Daniel’s Family of Brands	10%	6%	9%	9%
Jack Daniel’s Family of Whiskey Brands7	5%	5%	6%	7%
Jack Daniel’s RTD8	21%	21%	32%	22%
el Jimador Family of Brands	5%	8%	18%	13%
el Jimador	10%	10%	20%	15%
New Mix RTD9	3%	3%	14%	8%
Finlandia	(2%)	(2%)	(1%)	1%
Southern Comfort Family of Brands	(2%)	(2%)	(2%)	(3%)
Southern Comfort10	(2%)	(2%)	(2%)	(1%)
Southern Comfort RTD/RTP11	0%	0%	(10%)	(16%)
Fetzer Valley Oaks	(9%)	(9%)	(13%)	(13%)
Canadian Mist	(5%)	(5%)	(6%)	(6%)
Korbel Champagne	3%	3%	0%	0%
Super-Premium Other12	11%	11%	13%	12%
Rest of Brand Portfolio (excl. Discontinued Brands)	(9%)	(9%)	(9%)	(10%)
Total Active Brands13	4%	1%	5%	4%
Note: Totals may differ due to rounding

4 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand
5 Net sales figures are shipment based
6 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
7 Includes Jack Daniel’s Tennessee Whiskey, Gentleman Jack, and Jack Daniel’s Single Barrel
8 Refers to all RTD line extensions of Jack Daniel’s
9 RTD brand produced with el Jimador tequila
10 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort Lime
11 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort; excludes Southern Comfort Lime due to its higher proof
12 Includes Bonterra, Chambord Family, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve
13 Total Active Brands reported net sales can be calculated using data supplied on Schedule A by adding the discontinued brand adjustment to the reported change in net sales.  Calculating constant currency net sales requires the additional step of adding the impact of foreign currencies adjustment from schedule A.

Schedule B Continued
Brown-Forman Corporation
Supplemental Information (Unaudited)
Nine Months Ended January 31, 2011

Additional Commentary:

•
For the Jack Daniel’s Family of Whiskey Brands, fiscal 2011 first nine month depletion gains in the U.K., France, Poland, Turkey, Germany, the travel retail channel, and the U.S. significantly offset declines in Russia, South Africa, Greece, and Romania.

•
International depletions for Jack Daniel’s Tennessee Whiskey grew 10% in the third quarter of fiscal 2011.  U.S. depletions for the brand grew 6% in the quarter.  Adjusting for estimated increases in retail inventories, the company believes depletion growth would have been closer to 2%.  Fiscal year-to-date depletions for the brand increased 9% internationally and 1% in the U.S.

•	Gentleman Jack’s and Jack Daniel’s Single Barrel depletions and constant currency net sales grew in the high-single digits for the nine month period.

•
Jack Daniel’s RTDs grew depletions, reported net sales, and constant currency net sales greater than 20% for the first nine months of fiscal 2011 due to strong volumetric gains in Australia, Mexico, Germany, the U.K., New Zealand, and Italy as well as further geographic expansion into new markets.

•
el Jimador’s growth continued due to double-digit depletion gains in the U.S. and internationally during the third quarter.  For the nine month period, el Jimador grew depletions 20% in the U.S. and in the high-single digits internationally.  New Mix continued to benefit from expansion into the U.S.

•
Finlandia’s depletions declined in the third quarter due to continued disruption related to a distribution change in Russia.  In Poland, the brand grew 6% during the three month period and 4% during the nine month period.

•
Southern Comfort RTD/RTP sales trends were affected by difficult comparisons related to last year’s introduction of Southern Comfort Sweet Tea and Southern Comfort Hurricane.  The company believes Southern Comfort liqueur in the U.S. continued to be affected by increased competition from flavored whiskeys, flavored vodkas, and spiced rums, particularly those consumed in the more traditional shot occasion.

•
Many of the company’s super-premium brands benefited from innovation activities including new packaging for Herradura and Tuaca, as well as the introduction of a vodka line extension to Chambord and a new package for Chambord.

•	A decline in one agency brand’s volume following price increases accounted for most of the decline in the Rest of Brand Portfolio.

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